Exhibit 10.39

581 HIGHWOODS, L.P.

(“Landlord”)

and

SYNIVERSE TECHNOLOGIES, INC.

(“Tenant”)

OFFICE LEASE

TABLE OF CONTENTS

SECTION 1.	BASIC DEFINITIONS AND PROVISIONS.		1
	a.	Premises.	1
	b.	Term.	1
	c.	Permitted Use.	1
	d.	Occupancy Limitation.	1
	e.	Lease Year.	1
	f.	Base Rent.	1
	g.	Rent Payment Address.	1
	h.	Security Deposit.	2
	i.	Business Hours.	2
	j.	Electrical Service.	2
	k.	Initial After Hours HVAC Rate.	2
	l.	Parking.	2
	m.	Intentionally Omitted.	2
	n.	Tenant’s Broker.	2
	o.	Notice Addresses.	2
	p.	Land.	2

SECTION 2.	LEASED PREMISES.		3
	a.	Premises.	3
	b.	Rentable Square Foot Determination.	3
	c.	Common Areas.	3

SECTION 3.	TERM.		3
	a.	Commencement and Expiration Dates.	3
	b.	Delivery of Possession.	3
	c.	Failure to Timely Deliver Possession.	3
	d.	Adjustment of Expiration Date.	3
	e.	Right to Occupy.	3
	f.	Commencement Agreement.	4

SECTION 4.	USE.		4
	a.	Permitted Use.	4
	b.	Prohibited Uses.	4
	c.	Prohibited Equipment in Premises.	4

SECTION 5.	RENT.		4
	a.	Payment Obligations.	4
	b.	Base Rent.	5
	c.	Additional Rent.	5
	d.	Electricity.	5
	e.	Free Rent.	6

SECTION 6.	SECURITY DEPOSIT.		6
	a.	Letter of Credit.	6
	b.	Financial Tests.	6
	c.	Form of Letter of Credit.	7
	d.	Drawing under Letter of Credit.	7

SECTION 7.	SERVICES BY LANDLORD.		7
	a.	Base Services.	7
	b.	Landlord’s Maintenance.	8
	c.	Shut Down of Building Systems.	8
	d.	Tenant’s Obligation to Report Defects.	9
	e.	Limitation on Landlord’s Liability.	9

SECTION 8.	TENANT’S ACCEPTANCE AND MAINTENANCE OF PREMISES.		9
	a.	Acceptance of Premises.	9
	b.	Move-In Obligations.	9
	c.	Tenant’s Maintenance.	9
	d.	Alterations to Premises.	9
	e.	Restoration of Premises.	9

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	f.	Landlord’s Performance of Tenant’s Obligations.	10
	g.	Construction Liens.	10
	h.	Communications Compliance.	10
	i.	Necessary Work.

SECTION 9.	PROPERTY OF TENANT.		11
	a.	Property Taxes.	11
	b.	Removal.	11

SECTION 10.	SIGNS.		11

SECTION 11.	ACCESS TO PREMISES.		11
	a.	Tenant’s Access.	11
	b.	Landlord’s Access.	11
	c.	Emergency Access.	12

SECTION 12.	TENANT’S RULES AND REGULATIONS.		12

SECTION 13.	COMPLIANCE WITH LAWS.		12
	a.	Tenant’s Compliance.	12
	b.	Landlord’s Compliance.	12
	c.	ADA Notices.	12

SECTION 14.	INSURANCE REQUIREMENTS.		12
	a.	Tenant’s Liability Insurance.	12
	b.	Tenant’s Property Insurance.	12
	c.	Certificates of Insurance.	12
	d.	Insurance Policy Requirements.	13
	e.	Landlord’s Property Insurance.	13
	f.	Mutual Waiver of Subrogation.	13

SECTION 15.	INDEMNITY.		14

SECTION 16.	QUIET ENJOYMENT.		14

SECTION 17.	SUBORDINATION; ATTORNMENT; NON-DISTURBANCE; AND ESTOPPEL CERTIFICATE.		14
	a.	Subordination and Attornment.	14
	b.	Non-Disturbance.	14
	c.	Estoppel Certificates.	14

SECTION 18.	ASSIGNMENT – SUBLEASE.		15
	a.	Landlord Consent.	15
	b.	Definition of Assignment.	15
	c.	Permitted Assignments/Subleases.	15
	d.	Intentionally Omitted.	16
	e.	Prohibited Assignments/Subleases.	16
	f.	Intentionally Omitted.	16
	g.	Landlord’s Right to Collect Sublease Rents upon Tenant Default.	16
	h.	Excess Rents.	16
	i.	Landlord’s Fees.	16
	j.	Notice to Landlord.	16
	k.	Intentionally Omitted.	16
	l.	Unauthorized Assignment or Sublease.	16

SECTION 19.	DAMAGES TO PREMISES.		17
	a.	Landlord’s Restoration Obligations.	17
	b.	Termination of Lease by Landlord.	17
	c.	Termination of Lease by Tenant.	17
	d.	Tenant’s Restoration Obligations.	17
	e.	Rent Abatement.	17
	f.	Waiver of Claims.	17

SECTION 20.	EMINENT DOMAIN.		18
	a.	Effect on Lease.	18
	b.	Right to Condemnation Award.	18

SECTION 21.	ENVIRONMENTAL COMPLIANCE.		18
	a.	Environmental Laws.	18
	b.	Tenant’s Responsibility.	18
	c.	Tenant’s Liability.	18
	d.	Limitation on Tenant’s Liability.	18

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	e.	Inspections by Landlord.	19
	f.	Landlord’s Liability.	19
	g.	Property.	19
	h.	Tenant’s Liability After Termination of Lease.	19

SECTION 22.	DEFAULT.		19
	a.	Tenant’s Default.	19
	b.	Landlord’s Remedies.	20
	c.	Landlord’s Expenses; Attorneys Fees.	20
	d.	Remedies Cumulative.	20
	e.	No Accord and Satisfaction.	20
	f.	No Reinstatement.	20
	g.	Summary Ejectment.	20

SECTION 23.	MULTIPLE DEFAULTS.		21
	a.	Loss of Option Rights.	21
	b.	Increased Security Deposit.	21
	c.	Effect on Notice Rights and Cure Periods.	21

SECTION 24.	LANDLORD DEFAULT.		21
	a.	Landlord’s Default.	21
	b.	Tenant’s Remedies.	21

SECTION 25.	BANKRUPTCY.		21
	a.	Trustee’s Rights.	21
	b.	Assumption of Lease Obligations.	21

SECTION 26.	NOTICES.		22
	a.	Addresses.	22
	b.	Form; Delivery; Receipt.	22
	c.	Address Changes.	22
	d.	Notice by Legal Counsel.	22

SECTION 27.	HOLDING OVER.		22

SECTION 28.	BROKER’S COMMISSIONS.		22
	a.	Broker.	22
	b.	Landlord’s Obligation.	22
	c.	Indemnity.	23

SECTION 29.	MISCELLANEOUS.		23
	a.	No Agency.	23
	b.	Force Majeure.	23
	c.	Building Standard Improvements.	23
	d.	Limitation on Damages.	23
	e.	Satisfaction of Judgments Against Landlord.	23
	f.	Interest.	23
	g.	Legal Costs.	23
	h.	Sale of Premises or Building.	23
	i.	Time of the Essence.	23
	j.	Transfer of Security Deposit.	23
	k.	Tender of Premises.	24
	l.	Tenant’s Financial Statements.	24
	m.	Recordation.	24
	n.	Partial Invalidity.	24
	o.	Binding Effect.	24
	p.	Entire Agreement.	24
	q.	Good Standing.	24
	r.	Terminology.	24
	s.	Headings.	24
	t.	Choice of Law.	24
	u.	Effective Date.	24
	v.	Radon.	24
	w.	Patriot Act Representation.	25
	x.	Fiber Optic Cabling.	25
	y.	Back-Up Power.	25
	z.	Landlord’s Personal Property.	25

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SECTION 30.	SPECIAL CONDITIONS.		25

SECTION 31.	ADDENDA AND EXHIBITS.		25
	a.	Lease Addendum Number One – “Work Letter”	25
	b.	Lease Addendum Number Two – “Additional Rent - Operating Expense Pass Throughs”	25
	c.	Lease Addendum Number Three – “Option to Renew Lease Term”	25
	d.	Lease Addendum Number Four – “Offer Right”	25
	e.	Lease Addendum Number Five – “Tenant Parking Agreement”	25
	f.	Exhibit A – Land	25
	g.	Exhibit B – Premises	25
	h.	Exhibit C – Commencement Agreement	25
	i.	Exhibit D – Letter of Credit	25
	j.	Exhibit E – Rules and Regulations	25
	k.	Exhibit F – Landlord’s Personalty	25

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State of Florida:

County of Hillsborough:

OFFICE LEASE

THIS LEASE (“Lease”), made this              day of February, 2005, by and between 581 HIGHWOODS, L.P., a Delaware Partnership, By: Highwoods Properties, Inc., as agent, (“Landlord”) and SYNIVERSE TECHNOLOGIES, INC., a Delaware corporation, (“Tenant”), provides as follows:

1. BASIC DEFINITIONS AND PROVISIONS. The following basic definitions and provisions apply to this Lease:

a.	Premises.	Rentable Square Feet:	198,750, being all of the rentable area contained in the Building
		Suite:	N/A
		Building:	Building I
		Parking Garage	That area shown on Schedule 1 to Addendum Number Five
		Street Address:	8125 Highwoods Palm Way
		City/County:	Tampa / Hillsborough
		State/Zip Code:	Florida 33647-1765

b.	Term.	Number of Months:	132
		Commencement Date:	November 1, 2005
		Expiration Date:	The last day of the 11th Lease Year

c.	Permitted Use.		general office use, including, without limitation, a network operations center, data center, call center and other related telecommunications services

d. Occupancy Limitation. No more than an average of 4.8 persons per one thousand (1,000) rentable square feet.; provided, however, Landlord acknowledges and agrees that approximately 25,000 square feet of the Premises will be used for a network operations center and data center (collectively, the “Data Center”), which area will require a greater occupancy limitation density of approximately one (1) person per 100 square feet.

e. Lease Year. The twelve (12) month period beginning on the Commencement Date and each anniversary thereof and ending on the day preceding the next following Commencement Date anniversary, or if this Lease terminates prior to the next following anniversary thereof, then the shorter period from the Commencement Date or any anniversary date thereof through such termination.

f. Base Rent. The minimum base rent for the first Lease Year will be $2,484,375.00 ($12.50 per Rentable Square Foot), payable in monthly installments of $207,031.25 on the 1st day of each month. The Base Rent for each Lease Year thereafter during the Initial Term will be equal to the Base Rent for the immediately preceding Lease Year, multiplied by the CPI Ratio. For purposes of this Lease, “CPI Ratio” means a fraction, the denominator of which is the Revised Consumer Price Index for All Urban Consumers – Tampa – St. Petersburg - Clearwater (1987 = 100), as published by the Bureau of Labor Statistics, U.S. Department of Labor (the “Price Index”), for the month of (or if the Price Index is not published for such month, then for month most closely preceding) the first day of the preceding Lease Year, and the numerator of which is the Price Index for that same month one year later. In the event that the United States Bureau of Labor Statistics shall discontinue the issuance of the Index, then the rental adjustment provided for herein shall be made on the basis of changes in the most comparable and recognized cost of living index then issued and available, which is published by the United States Government. Notwithstanding the foregoing, the Base Rent for each Lease Year shall be no less than 102.5% and no more than 103% of the Base Rent for the immediately preceding Lease Year. If the Price Index which is the numerator of the CPI Ratio is not known at the commencement of the new Lease Year, Tenant shall pay Base Rent in the amount equal to 102.5% of the Base Rent for the immediately preceding Lease Year until such time as the numerator is known, at which time an appropriate adjustment will be made.

g.	Rent Payment Address.	581 HIGHWOODS, L. P.
P.O. Box 406396
Atlanta, Georgia 30384-6396
Attn: Lease Administrator
Tax ID #: 56-2129752

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h. Security Deposit. Letter of Credit in the amount of $2,500,000.00, as more specifically described in Section 6 below.

i. Business Hours. 8:00 A.M. to 6:00 P.M. Monday through Friday (excluding National and State Holidays); provided, however, Landlord acknowledges and agrees that Tenant may operate the Data Center and all call center areas 24 hours a day, 365 days a year.

j. Electrical Service. The Building is equipped with a 2,000 KVA transformer providing 2,400 amps at 277/480 volts, which provides electricity for the Building and parking areas. This capacity may not be exceeded unless Tenant makes the necessary alterations subject to Landlord’s prior written approval, which will not be unreasonably withheld.

k. Initial After Hours HVAC Rate. $12.00 per hour, per floor or portion thereof, with a minimum of two (2) hours per occurrence; provided, however, there shall be no after hours HVAC charge for service to the Data Center provided HVAC service to the Data Center is provided by separate HVAC units installed by Tenant which do not use Building chilled water or cooling towers.

l. Parking. Not to exceed 4.8 spaces per 1000 rentable square feet. See Tenant Parking Agreement - Addendum Five.

m. Intentionally Omitted.

n.	Tenant’s Broker.	The Monroe Group Incorporated
2241 Lake Crescent Court
Windermere, Florida 34786
Attn: Lorene Monroe

	Landlord’s Broker.	Cushman & Wakefield of Florida, Inc.
One Tampa City Center, Suite 3600
Tampa, Florida 33602
Attn: Andy May
o.	Notice Addresses.
	LANDLORD:	581 HIGHWOODS, L.P.
3111 W. Dr. Martin Luther King, Jr. Blvd.
Suite 300
Tampa, Florida 33607
Attn: Lease Administrator

	with a copy to:	581 HIGHWOODS, L. P.
c/o Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
Attn: Manager, Lease Administration

TENANT: (Until Commencement)
One Tampa City Center
Suite 700
Tampa, Florida 33602-5157
Attn:
(After Commencement)
8125 Highwoods Palm Way
Tampa, Florida 33647-1765
Attn:

p. Land. The real property on which the Building and Parking Garage is located, more specifically described on Exhibit A, attached hereto.

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2. LEASED PREMISES.

a. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises identified in Section 1a and as more particularly shown on Exhibit B, attached hereto.

b. Rentable Square Foot Determination. The parties acknowledge that all square foot measurements stated in this Lease (including the rentable square footage of the Premises in Section 1.a) have been agreed upon by the parties and are deemed conclusive for all purposes of this Lease. Tenant acknowledges receipt of the Certificate of Tenant Areas dated January 28, 2003, prepared by Dimensions Plus, Inc., establishing the rentable area of the Building as set forth in Section 1.a.

c. Common Areas. Subject to the terms of this Lease (i) Tenant shall have exclusive access to the common areas within the Building (“Interior Common Areas”), including entrances, hallways, lobbies, and elevators, and (ii) Tenant shall have non-exclusive access to the parking areas, driveways, walkways, plazas and other areas located on the Land and intended for the non-exclusive use by occupants of the Building and occupants of other buildings in Highwoods Preserve (“Exterior Common Areas”). Interior Common Areas and Exterior Common Areas are together referred to as “Common Areas”. All use of the Common Areas shall be subject to Landlord’s reasonable requirements. Landlord reserves the right to reasonably alter the Building and the Land provided no such alteration materially and adversely affects Tenant’s use of the Premises and Landlord provides Tenant at least 10 days’ prior written notice in advance of commencing any alteration.

3. TERM.

a. Commencement and Expiration Dates. The Lease Term commences on the earlier to occur of (i) November 1, 2005, and (ii) the first day on which Tenant occupies any part of the Premises for the purpose of conducting its business, and unless sooner terminated, will expire on the Expiration Date, as set forth in Section 1b.

b. Delivery of Possession. Landlord shall use diligent efforts to deliver the Premises to Tenant within ten days after Tenant’s delivery to Landlord of the Letter of Credit described in Section 6.a. below (the “Target Delivery Date”). Tenant acknowledges that it has conducted all inspections and examinations of the Premises which it deems advisable, and as a result of those inspections and examinations, Tenant accepts the Premises in their “as-is” condition, without representation or warranty of any kind other than as expressly set forth in this Lease. Tenant acknowledges that it will be solely responsible for any improvements or alterations to the Premises necessary or desirable for Tenant’s business operations.

c. Failure to Timely Deliver Possession. In the event Landlord is unable to deliver possession of the Premises on or before the Target Delivery Date, then, as Tenant’s sole and exclusive remedy, the Commencement Date, the Expiration Date, and all other dates that may be affected by their change will be extended one day for each day from the Target Delivery Date until Landlord delivers the Premises to Tenant. No such delay shall relieve Tenant of its obligations under this Lease, and neither Landlord nor Landlord’s agents shall be liable to Tenant for any loss or damage resulting from the delay in delivery of possession. Notwithstanding the foregoing, if Landlord fails to deliver possession of the Premise to Tenant on or before thirty (30) days after the Target Delivery Date, then as Tenant’s sole and exclusive remedy, Tenant may terminate this Lease by giving notice to Landlord within ten (10) days after that date.

d. Adjustment of Expiration Date. If the Expiration Date does not occur on the last day of a calendar month, then Landlord, at its option, may extend the Term by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.

e. Right to Occupy. Tenant shall not occupy the Premises for the conduct of its business until Tenant has complied with all of the following requirements to the extent applicable under the terms of this Lease: (i) delivery of all certificates of insurance, (ii) delivery of the Letter of Credit, and (iii) if Tenant is an entity, receipt of a good standing certificate from the State where it was organized and a certificate of authority to do business in the State in which the Premises are located (if different). Tenant’s failure to comply with these (or any other conditions precedent to occupancy under the terms of this Lease) shall not delay the Commencement Date.

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f. Commencement Agreement. Promptly upon Landlord’s request, Tenant shall execute and deliver a Commencement Agreement similar to Exhibit C, attached hereto.

4. USE.

a. Permitted Use. The Premises may be used only for general office purposes in connection with Tenant’s Permitted Use as defined in Section 1c (and for no other use) and in accordance with the Occupancy Limitation as set forth in Section 1d.

b. Prohibited Uses. All uses other than the Permitted Use are strictly prohibited, including, without limitation, use:

i.	in violation of any restrictive covenants which apply to the Premises;

ii.	in any manner that constitutes a nuisance or trespass as to owners, tenants or occupants of any other building located on the Highwoods Preserve office campus in which the Building is located (the “Campus”);

iii.	in any manner which increases any insurance premiums or makes such insurance unavailable to Landlord on the Building primarily as a result of Tenant’s use; provided that, in the event of an increase in Landlord’s insurance premiums which results from Tenant’s use of the Premises, Landlord may elect to permit the use and charge Tenant for the increase in premiums, and Tenant’s failure to pay Landlord, on demand, the amount of such increase shall be an event of default;

iv.	in any manner that creates demands for electricity, heating or air conditioning in excess of that stated in paragraph 1.(j); or

v.	for any purpose except the Permitted Use, unless consented to by Landlord in writing, which consent Landlord may grant or withhold in its sole discretion.

c. Prohibited Equipment in Premises. Tenant shall not install any equipment in the Premises that places unusual demands on the electrical, heating or air conditioning systems (“High Demand Equipment”) without Landlord’s prior written consent, which will not be unreasonably withheld, delayed or conditioned where such High Demand Equipment does not exceed the capacity of existing Building systems. No such consent will be given if Landlord determines, in its opinion, that such equipment may not be safely used in the Premises or that electrical service is not adequate to support the equipment. Landlord’s consent may be conditioned, without limitation, upon separate metering of the High Demand Equipment and Tenant’s payment of all engineering, equipment, installation, maintenance, removal and restoration costs and utility charges associated with the High Demand Equipment and the separate meter. If High Demand Equipment used in the Premises by Tenant affect the temperature otherwise maintained by the heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises with the cost of engineering, installation, operation and maintenance of the units to be paid by Tenant. All costs and expenses relating to High Demand Equipment and Landlord’s administrative costs (such as reading meters and calculating invoices) shall be Additional Rent, payable by Tenant upon demand.

5. RENT.

a. Payment Obligations. Tenant shall pay Base Rent and Additional Rent (collectively, “Rent”), in advance, on or before the first day of each calendar month during the Term, as follows:

i.	Rent payments shall be sent to the Rent Payment Address set forth in Section 1f.

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ii.	Except as otherwise expressly set forth herein, Rent shall be paid without previous demand or notice and without set off or deduction. Tenant’s obligation to pay Rent under this Lease is completely separate and independent from any of Landlord’s obligations under this Lease.

iii.	If the Term commences on a day other than the first day of a calendar month, then Rent for such month shall be (i) prorated for the period between the Commencement Date and the last day of the month in which the Commencement Date falls, and (ii) due and payable on the Commencement Date.

iv.	For each Base Rent payment Landlord receives after the tenth (10th) day of the month, Landlord shall be entitled to all default remedies provided under the terms of this Lease, and a late charge in the amount of five percent (5%) of all Base Rent due for such month.

v.	If Landlord presents Tenant’s check to any bank and Tenant has insufficient funds to pay for such check, then Landlord shall be entitled to all default remedies provided under the terms of this Lease and the maximum lawful bad check fee or five percent (5%) of the amount of such check, whichever amount is less.

b. Base Rent. Tenant shall pay Base Rent as set forth in Section 1f. Beginning on the first day of the calendar month first beginning after Landlord’s receipt of the financial statements described in Section 6.b below evidencing Tenant’s satisfaction of both financial tests described in Section 6.b, Base Rent will be reduced by $.30 per rentable square foot. Thereafter, beginning on the first day of the calendar month first beginning after Landlord’s receipt of the financial statements described in Section 6.b below evidencing Tenant’s failure to satisfy both financial tests described in Section 6.b, Base Rent will be increased by $.30 per rentable square foot (i.e., returned to $12.50 per rentable square foot, subject to adjustment for CPI Ratio in accordance with Section 1f). If during a period when Base Rent has been reduced in accordance with the second sentence of this Section 5.b., Tenant fails to timely deliver the financial statements described in Section 6.b, then beginning on the first day of the calendar month first beginning after the date that such financial statements should have been delivered to Landlord, Base Rent will be increased by $.30 per rentable square foot.

c. Additional Rent. In addition to Base Rent, Tenant shall pay as rent all sums and charges due and payable by Tenant under this Lease (“Additional Rent”), including, but not limited to, the following:

i.	Tenant’s Proportionate Share of Landlord’s Operating Expenses as set forth in Lease Addendum Number Two;

ii.	Electricity Charges described in Section 5.d., below;

iii.	Any sales or use tax imposed on rents collected by Landlord or any tax on rents in lieu of ad valorem taxes on the Building, even though laws imposing such taxes attempt to require Landlord to pay the same; provided, however, if any such sales or use tax are imposed on Landlord and Landlord is prohibited by applicable law from collecting the amount of such tax from Tenant as Additional Rent, then Landlord, upon sixty (60) days prior notice to Tenant, may terminate this Lease; and

iv.	Any construction supervision fees in connection with the construction of Tenant Improvements or alterations to the Premises.

d. Electricity. Tenant shall contract directly with Tampa Electric Company or other electrical utility reasonably acceptable to Landlord for provision of electricity to the Building and the parking areas, and Tenant shall pay when due to such utility all charges for the provision of such electricity (“Electricity Charges”), subject to subsection (e) below. Landlord shall install, at its sole cost, a submeter measuring electrical consumption witin the parking areas, and Tenant shall receive a credit against Tenant’s Proportionate Share of Operating Expenses for Landlord’s share of the cost of electricity consumed in the parking areas. Landlord’s share of such costs will be equal to 1 minus a fraction, the numerator of which is the number of parking spaces in the parking area intended for Tenant’s use and the denominator of which is the total number of parking spaces in the parking area.

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e. Free Rent. Landlord and Tenant acknowledge and agree that Tenant will not be required to pay monthly installments of Base Rent, its Proportionate Share of Operating Expenses, or Electricity Charges otherwise due and payable for the first twelve (12) months of the Term (except as provided in this paragraph). Notwithstanding the preceding sentence, if Tenant’s Proportionate Share of Operating Expenses plus Electricity Charges for the first twelve (12) months of the Term exceed $8.00 per rentable square foot, Tenant shall pay to Landlord the amount of that difference within fifteen (15) days after invoice.

6. SECURITY DEPOSIT.

a. Letter of Credit. Within thirty (30) days after execution of this Lease, and as security for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease, Tenant shall deliver to Landlord an irrevocable letter of credit (“Letter of Credit”) issued by a major money center bank with a Standard & Poor’s rating of not less than “A”. The Letter of Credit shall be in the original stated amount of U.S. $1,250,000, but shall automatically increase to the amount of U.S. $2,500,000 on or before October 31, 2005 (unless the Letter of Credit is retired before such period in accordance with the provisions hereof). Thereafter, the amount of the Letter of Credit shall automatically reduce by $500,000 annually, beginning on the second anniversary of the Commencement Date, and occurring on each subsequent anniversary of the Commencement Date thereafter for the next four years, after which the Letter of Credit shall terminate.

b. Financial Tests. At such time, if any, that at the end of any fiscal quarter of Tenant, both (a) Tenant’s ratio of total debt to adjusted EBITDA is equal or less than 3.0 to 1, and (b) Tenant’s ratio of adjusted EBITDA to cash interest is greater than or equal to 3.0 to 1, in each case calculated on a rolling four quarter basis, the Letter of Credit will no longer be required, and Landlord shall promptly deliver the Letter of Credit to Tenant. However, if at the end of any two consecutive fiscal quarter thereafter, Tenant does not meet both of such financial tests, Tenant shall provide to Landlord a new Letter of Credit meeting the requirements of this section. For purposes of the paragraph, “EBITDA”, “total debt” and “cash interest” shall have the same meaning accorded each of those terms in Tenant’s senior loan facility, as the facility or those definitions change from time to time. Tenant represents that a summary the definition of those terms as defined in greater detail in Tenant’s current senior loan facility is as follows:

(i) EBITDA is determined by adding net interest expense, income taxes, restructuring, depreciation and amortization, restructuring charges and impairment losses on intangible assets, transition expenses relation to the integration of acquired business, expenses related to the facilities move and any extraordinary, unusual or non-recurring expenses to net income (loss),

(ii) total debt means at any date, the accreted value of all obligations evidenced by notes, bonds, debentures or other similar instruments, determined on a consolidated basis in accordance with GAAP and reported in our financial statements, and

(iii) cash Interest means accrued interest payable in cash on all obligations evidenced by notes, bonds, debentures or other similar instruments, excluding any premiums or fees paid to redeem any obligations evidenced by notes, bonds, debentures or other similar instruments.

Tenant shall promptly notify Landlord of any change in the definition of those terms as used in Tenant’s then-existing senior loan facility, and Landlord and Tenant shall promptly execute an amendment to this Lease replacing the definitions set forth in this subsection 6.c with the definitions in the then-existing senior loan facility. To assist Landlord in evaluating the compliance of Tenant with these financial tests, Tenant shall provide to Landlord, no later than 45 days after the end of each fiscal quarter, financial statements for such quarter in the form provided by Tenant to its lenders, certified to have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. The calculations of Tenant’s compliance with the financial tests shall be made in Landlord’s reasonable judgment.

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c. Form of Letter of Credit. The Letter of Credit shall be in the form of a customary irrevocable letter of credit, satisfactory in form and substance to Landlord. Among other things, it shall (i) name Landlord as beneficiary, (ii) have an Initial Expiration Date no earlier than November 1, 2006, (iii) contain a so-called evergreen provision requiring annual renewal of the Letter of Credit unless the issuer notifies Landlord at least sixty (60) days prior to the nonrenewal and permits Landlord to draw the remaining amount available thereunder, (iv) be payable at an office of the issuer located in the Tampa, Florida metropolitan area, (v) require, as a condition for payment, presentation of a sight draft referring to the Letter of Credit and a written statement of Landlord containing the following text: “the tenant is in default beyond any applicable notice and cure period under that certain Lease Agreement dated              by and between the applicant, as tenant, and beneficiary, as landlord (the “Lease Agreement”) in the amount of $            ; (vi) be assignable and transferable, including successive transfers, and (vii) permit partial drawings. A copy of the form of Letter of Credit required by this provision is attached as Exhibit D.

d. Drawing under Letter of Credit. If any default occurs under this Lease which continues beyond any applicable notice and cure period, Landlord shall be entitled to make a drawing under the Letter of Credit only for the payment of amounts currently due under the Lease, for the cost to cure Tenant’s default, or to pay for damages caused by Tenant’s default. The application of such drawings shall not limit Landlord’s remedies for default under the terms of this Lease. If the Landlord draws upon the Letter of Credit as provided herein, Tenant shall promptly, and in each such instance, furnish to Landlord an amendment to the Letter of Credit increasing the amount available in respect of such amount, an additional Letter of Credit in the form provided herein, or pay to the Landlord such additional sums, which when added to the remaining balance of the existing Letter of Credit equals the amount required under the provisions of this Section. If for any reason, any Letter of Credit expires prior to November 1, 2011 and Landlord fails or neglects to make a prior drawing of funds under such expiring Letter of Credit, Tenant shall be obligated to furnish another Letter of Credit or cash, in the amount of the Letter of Credit required under the provisions of this Section. Additionally, in accordance with the provisions of the Letter of Credit, Landlord shall be entitled to make a drawing if the issuer provides notification that the Letter of Credit will not be automatically renewed in the event that Tenant does not provide a replacement Letter of Credit on or before ten (10) business days prior to such nonrenewal. Landlord will deposit such funds (the “Deposit”) into an interest bearing account to secure Tenant’s obligations under this Lease. Such amounts may be withdrawn by Landlord in the event of the occurrence of a default which continues beyond any applicable notice and cure period. In such event, Tenant shall promptly, and in each such instance, pay to the Landlord such additional sums, which when added to the remaining balance of the Deposit, equals the amounts required under the provisions of this Section.

7. SERVICES BY LANDLORD.

a. Base Services. Provided that Tenant is not then in default, Landlord shall cause to be furnished to the Building, or as applicable, the Premises, the following services:

i.	Water for drinking, lavatory and toilet purposes.

ii.	Operatorless elevator service.

iii.	Building standard fluorescent lighting fixtures; Tenant shall service, replace and maintain at its own expense any incandescent fixtures, table lamps, or lighting other than the building standard fluorescent light, and any dimmers or lighting controls other than controls for the building standard fluorescent lighting.

iv.	Heating and air conditioning for the reasonably comfortable use and occupancy of the Premises during Business Hours as set forth in Section 1h; provided that, heating and cooling conforming to any governmental regulation prescribing limitations thereon shall be deemed to comply with this service.

v.	After Business Hours heating and air conditioning at the After Hours HVAC rate set forth in Section 1j, with such charges subject to commercially reasonable annual increases as determined by Landlord.

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vi.	Janitorial services five (5) days a week (excluding National and State holidays) after Business Hours; provided, however, that janitorial services will be provided seven (7) days a week for the Data Center and all call center areas.

vii.	parking spaces as set forth in Lease Addendum Number Five.

Before entering into a service contract for the Building or Land in an amount in excess of $10,000 per year, Landlord shall request at least three (3) bids for such service, and Landlord shall select the lowest responsive and reputable bidder.

b. Landlord’s Maintenance. Landlord shall make all repairs and replacements to the Building and Land (including without limitation, Building fixtures and equipment), Common Areas and Building Standard Improvements in the Premises, except for repairs and replacements that Tenant must make under Section 8. Landlord’s maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all Building systems, such as mechanical, electrical, HVAC, and plumbing. Repairs or replacements shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice from Tenant or Landlord having actual knowledge of the need for a repair or replacement. All maintenance shall be performed in a manner reasonably intended to minimize disturbance of Tenant’s business. At Tenant’s request and with Tenant’s payment of any additional costs resulting from the performance of such work after business hours, any such maintenance shall be performed during non-business hours. If Landlord fails to undertake and complete all any maintenance or repairs as required under this Lease the failure of which materially and adversely affects Tenant’s business operations, then thirty (30) days after written request (or such longer period as is necessary if the repair cannot be reasonably completed within the thirty (30) day period and Landlord commences within such 30 day period and is diligently pursuing completion of such repair), Tenant shall have the right, to undertake and complete such maintenance or repairs at Landlord’s cost and expense (except that nothing in this paragraph shall preclude Landlord from recovering costs of a nature which would be recovered as Operating Expenses if incurred by Landlord). In performing such work, Tenant shall (i) proceed in accordance with the applicable provisions of this Lease (including the Construction Rules) and all applicable Laws; (ii) use only such contractors, suppliers, etc. as are duly licensed in the State of Florida and insured to effect such repairs and who perform such repairs in first class buildings in the normal course of their business (and if such cure or remedy could affect any warranty applicable to the Building or any of the base Building systems or structures, then Tenant shall use Landlord’s contractors therefor, provided that Landlord provides to Tenant the names of such contractors within two (2) business days after Landlord receives a written request therefor); (iii) upon commencing such repairs, complete the same within a reasonable period of time, (iv) effect such repairs in a good and workmanlike quality; (v) use new materials; (vi) make reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Building; and (vii) indemnify and hold Landlord and its lender(s) harmless from any and all liability, damage and expense arising from injury to persons or personal property arising out of or resulting from Tenant’s exercise of such rights. Landlord shall have thirty (30) days from receipt of Tenant’s invoice(s) for such costs to make payment in full. In the event Landlord fails to tender full payment within said thirty (30) day period, Tenant may thereafter begin to offset such costs against up to 10% of each monthly installment of Base Rent due under this Lease until the entire cost has been recovered.

c. Shut Down of Building Systems. Landlord shall have the right, during non-business hours, to shut down the Building systems (including electricity and HVAC systems) for required maintenance and safety inspections, and otherwise in cases of emergency provided that the following guidelines are met:

i.	In the case of required maintenance and safety inspections, Tenant is provided written notice at least 48 hours prior to shutdown and approves the scheduled time;

ii.	In the case of emergency, Landlord attempts to contact the specified Tenant contact person prior to the shutdown. Landlord shall make reasonable efforts to contact Tenant as soon as possible in the event prior notification is not possible.

Landlord shall exercise such right in a manner reasonably intended to minimize disturbance of Tenant’s business.

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d. Tenant’s Obligation to Report Defects. Tenant shall report to Landlord immediately any defective condition in or about the Premises known to Tenant and if such defect is not so reported and such failure to promptly report results in other damage, Tenant shall be liable for same.

e. Limitation on Landlord’s Liability. Tenant shall insure its property against loss or damage and shall look solely to such insurance for recovery in the event of such loss or damage. Tenant hereby releases Landlord from any claim for loss or damage to Tenant and its property due to the building or any part or appurtenance thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from problems with electrical service.

8. TENANT’S ACCEPTANCE AND MAINTENANCE OF PREMISES.

a. Acceptance of Premises. Subject to the terms of the attached Workletter, if any, Tenant’s occupancy of the Premises is Tenant’s representation to Landlord that (i) Tenant has examined and inspected the Premises, (ii) finds the Premises to be as represented by Landlord and satisfactory for Tenant’s intended use, and (iii) constitutes Tenant’s acceptance of the Premises “as is”. Landlord makes no representation or warranty as to the condition of the Premises except as may be specifically set forth in the Workletter. Except as otherwise provided in this Lease, all installations and improvements hereafter placed on or in the Premises by Tenant (or by Landlord at Tenant’s request) shall be for Tenant’s account and at Tenant’s sole cost.

b. Move-In Obligations. Tenant shall schedule its move-in with the Landlord’s Property Manager. During Tenant’s move-in, a representative of Tenant must be on-site with Tenant’s moving company to insure proper treatment of the Building and the Premises. Tenant must properly dispose of all packing material and refuse in accordance with the Rules and Regulations. Any damage or destruction to the Building or the Premises due to moving will be the sole responsibility of Tenant.

c. Tenant’s Maintenance. Except as otherwise required of Landlord pursuant to Section 7(b), Tenant shall: (i) keep the Premises (including without limitation, the demising walls, internal walls, ceiling, floor covering, and doors) and fixtures in good order subject to ordinary wear and tear; (ii) make repairs and replacements to the Premises or Building needed because of Tenant’s misuse or negligence; (iii) repair and replace Non-Standard Improvements, together with any specialty plumbing, electrical or mechanical equipment and any special equipment or decorative treatments, installed by or at Tenant’s request that serve the Premises; and (iv) not commit waste.

d. Alterations to Premises. Tenant shall make no alterations to the Premises without Landlord’s prior consent, which consent may be granted or withheld in Landlord’s sole discretion; provided, however, that Tenant shall be entitled to make non-material repairs and alterations to the Building without Landlord’s consent (but with prior notice to Landlord which notice shall include the plans and specifications for any alteration requiring a permit and Tenant shall deliver as-built plans of such alterations promptly after completion) so long as such repairs or alterations do not affect the structural integrity of the Building or the outside appearance of the Building, do not exceed the capacity of the Building systems, and do not cost more than $25,000; provided, further, Landlord acknowledges and agrees that Tenant shall be permitted to install two separate HVAC units for service to the Data Center. If Tenant requests such alterations, then Tenant shall provide Landlord’s Property Manager with a complete set of construction drawings. If Landlord consents to the alterations, then the Property Manager shall determine the actual cost of the work to be done (to include a construction supervision fee to be paid to Landlord in the amount set forth in Section 1l). Tenant may then either agree to pay Landlord to have the work done or withdraw its request for alterations.

e. Restoration of Premises. At the expiration or earlier termination of this Lease, Tenant shall (i) deliver each and every part of the Premises in good repair and condition, ordinary wear and tear and damage by insured casualty excepted, and (ii) restore the Premises at Tenant’s sole expense to the same condition as existed at the Commencement Date, ordinary wear and tear and damage by insured casualty excepted. If Tenant has required or installed Non-Standard Improvements, then at Landlord’s request, Tenant shall remove as part of Tenant’s restoration obligation, any of such Non-Standard Improvements. Tenant shall repair any damage caused by the removal of any Non-Standard Improvements and restore the affected area to the condition existing prior to the installation of such improvements. Notwithstanding immediately preceding sentences, Landlord may request the removal of Non-Standard Improvements only if: (i) such improvements located in the Data Center are inconsistent

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with general office use or make the portion of the Data Center in which they are located unusable for general office purposes; or (ii) the cost to demolish and remove such Non-Standard Improvement is materially greater than the cost of removal of tenant improvements customarily found in first class office space. Examples of Non-Standard Improvements which Landlord could require Tenant to remove under this paragraph include, without limitation, plumbing lines and fixtures added after the Effective Date; supplemental HVAC equipment associated with the Data Center and installed after the Effective Date (including split systems, air handlers, thermostats, ductwork, diffusers and returns); any drywall partitioning installed to “harden” the Data Center (isolating it from the existing pre-cast concrete and glass exterior wall system); non-standard lighting or ceilings; and flooring that differs from the existing raised flooring system. “Non-Standard Improvements” means such items as (i) High Demand Equipment and separate meters, (ii) all wiring and cabling from the point of origin to the termination point, (iii) raised floors for computer or communications systems, (iv) telephone equipment, security systems, and UPS systems, (iv) equipment racks, (v) alterations installed by or at the request of Tenant after the Commencement Date, and (vi) any other improvements that are not part of the Building Standard Improvements.

f. Landlord’s Performance of Tenant’s Obligations. If Tenant does not perform its maintenance or restoration obligations in a timely manner, commencing the same within five (5) days after receipt of notice from Landlord specifying the work needed, and thereafter diligently and continuously pursuing the work until completion, then Landlord shall have the right, but not the obligation, to perform such work. Any amounts expended by Landlord on such maintenance or restoration shall be Additional Rent to be paid by Tenant to Landlord within thirty (30) days after demand.

g. Construction Liens. Tenant shall have no power to do any act or make any contract that may create or be the foundation of any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Premises. NO CONSTRUCTION LIENS OR OTHER LIENS FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED TO THE PREMISES SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE PREMISES OR THE BUILDING. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Should any lien or claim of lien be filed against the Premises or the Building by reason of any act or omission of Tenant or any of Tenant’s agents, employees, contractors or representatives, then Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after the filing thereof. Should Tenant fail to discharge the lien within ten (10) days, then Landlord may discharge the lien. The amount paid by Landlord to discharge the lien (whether directly or by bond), plus all administrative and legal costs incurred by Landlord, shall be Additional Rent payable on demand. The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise.

TENANT SHALL NOTIFY ANY CONTRACTOR PERFORMING ANY CONSTRUCTION WORK IN THE PREMISES ON BEHALF OF TENANT THAT THIS LEASE SPECIFICALLY PROVIDES THAT THE INTEREST OF LANDLORD IN THE PREMISES SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY TENANT, AND NO MECHANIC’S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE STATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, THE BUILDING, OR ANY PORTION THEREOF. IN ADDITION, LANDLORD SHALL HAVE THE RIGHT TO POST AND KEEP POSTED AT ALL REASONABLE TIMES ON THE PREMISES ANY NOTICES WHICH LANDLORD SHALL BE REQUIRED SO TO POST FOR THE PROTECTION OF LANDLORD AND THE PREMISES FROM ANY SUCH LIEN. TENANT AGREES TO PROMPTLY EXECUTE SUCH INSTRUMENTS IN RECORDABLE FORM IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF FLORIDA STATUTE SECTION 713.10.

h. Communications Compliance. Tenant acknowledges and agrees that any and all telephone and telecommunication services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord requests otherwise or consents in writing, all of Tenant’s telecommunications equipment shall be located and remain solely in the Premises. Landlord shall not have any responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any telecommunications service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto. Landlord shall have the right during non-business hours and after reasonable prior written notice to Tenant, to interrupt or turn off telecommunications facilities as necessary in connection with repairs to the Building, or at any time without notice to Tenant in the event of emergency. Landlord shall exercise its right in a manner reasonably intended to minimize

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disturbance of Tenant’s business. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, the provider shall not be permitted to install its lines or other equipment within the Building without first securing the prior written approval of Landlord. Landlord’s approval may be conditioned in such a manner as to protect Landlord’s financial interests and the interest of the Building. The refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease. The provision of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent. Landlord’s consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Building. At Landlord’s option, Tenant may be required to remove any and all telecommunications equipment (including wireless equipment) installed in the Premises or elsewhere in or on the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal prior to the expiration or termination of the Lease and at Tenant’s sole cost.

9. PROPERTY OF TENANT.

a. Property Taxes. Tenant shall pay when due all taxes levied or assessed upon Tenant’s equipment, fixtures, furniture, leasehold improvements and personal property located in the Premises.

b. Removal. Prior to the expiration or termination of this Lease, Tenant shall remove all of Tenant’s furniture and equipment within the Premises; provided, however, Tenant must repair all damages caused by such removal. If Tenant does not remove its property from the Premises upon the expiration or earlier termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect without any liability to Tenant and recover from Tenant all reasonable costs incurred in connection with such disposition. Tenant’s failure to remove its property from the Premises and repair all damage resulting therefrom prior to the expiration or termination of this Lease shall constitute a holdover under Section 26, below.

10. SIGNS. Except as set forth herein, Tenant shall not erect, install, or display any sign or advertising material on the Land, upon the exterior of the Building, or in the Premises but visible from outside the Building (including any exterior doors, walls, or windows) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be permitted to install: (i) one (1) monument sign incorporating Tenant’s name and logo; (ii) two (2) two-color pin letter signs identifying Tenant on the Building parapet. The design, materials, size, color, and location of any such signage shall be mutually acceptable to Landlord and Tenant and shall conform to all Laws. Tenant shall submit to Landlord for review prior to installation of such signs a complete and detailed set of plans and specifications for such signs. Tenant will pay for all costs associated with the signage rights provided herein, including, without limitation, design, construction, installation, and permitting as well as ongoing maintenance costs. On or before the expiration or earlier termination of the Term, Tenant shall, at its expense, remove such signs and repair all portions of the Building affected thereby to good condition and uniform appearance.

11. ACCESS TO PREMISES.

a. Tenant’s Access. Tenant, its agents, employees, invitees, and guests, shall have access to the Premises and reasonable ingress and egress to common and public areas of the Building twenty-four hours a day, seven days a week; provided, however, Landlord by reasonable regulation may control such access as needed for making repairs and alterations. Tenant shall be responsible for providing access to the Premises to its agents, employees, invitees and guests after Business Hours and on weekends and holidays, but in no event shall Tenant’s use of and access to the Premises compromise the security of the Building.

b. Landlord’s Access. Landlord shall have the right, at all reasonable times and upon reasonable prior notice, either itself or through its authorized agents, to enter the Premises (i) to make repairs, alterations or changes as Landlord deems necessary (without prior notice for entry to perform routine repairs and maintenance), (ii) to inspect the Premises, mechanical systems and electrical devices, and (iii) to show the Premises to prospective

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mortgagees and purchasers, all in a manner reasonably intended to minimize disturbance of Tenant’s business. Within twelve (12) months prior to the Expiration Date, Landlord shall have the right, either itself or through its authorized agents, to enter the Premises at all reasonable times to show prospective tenants.

c. Emergency Access. Landlord shall have the right to enter the Premises at any time without notice in the event of an emergency.

12. TENANT’S RULES AND REGULATIONS.

a. Tenant shall comply with the Rules and Regulations attached as Exhibit E. The Rules and Regulations may be reasonably modified from time to time by Landlord, effective as of the date delivered to Tenant or posted on the Premises, provided such rules do not materially adversely affect Tenant’s rights under this Lease. Any conflict between this Lease and the Rules and Regulations shall be governed by the terms of this Lease.

13. COMPLIANCE WITH LAWS.

a. Tenant’s Compliance. Tenant, at Tenant’s sole expense, shall comply in all material respects with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities now in force, which shall impose any duty upon Landlord or Tenant with respect to the use or occupation of the Premises or alteration of the Premises (“Laws”), including without limitation The Americans With Disabilities Act (the “ADA”). Tenant shall be solely responsible for the cost of any alterations or improvements to the Building or the Land required by Laws as a result of alterations to the Premises performed by or for Tenant.

b. Landlord’s Compliance. Landlord, at Landlord’s sole expense (except as provided in Section 13.a above and Addendum Number Two), shall comply in all material respects with all Laws as they apply to the Building. Landlord shall not be required to make changes to the Common Areas or restrooms of the Building to comply with ADA standards adopted after construction of the Building unless specifically required to do so by Laws.

c. ADA Notices. If Tenant receives any notices alleging a violation of ADA relating to any portion of the Building or Premises (including any governmental or regulatory actions or investigations regarding non-compliance with ADA), then Tenant shall notify Landlord in writing within ten (10) days of such notice and provide Landlord with copies of any such notice.

14. INSURANCE REQUIREMENTS.

a. Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s Property Manager, any mortgagee, ground lessor or master lessor, and Tenant, Commercial General Liability Insurance (ISO CGL Form CG0001 or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location of at least TWO MILLION DOLLARS ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant’s use of the Premises, and which shall insure the indemnity provisions contained in this Lease and delete contractual liability exclusions for personal injury and advertising injury liability. Not more frequently than once every three (3) years, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient, provided that such increased coverage is commercially reasonable in relation to other office space in class “A” office buildings in the New Tampa area.

b. Tenant’s Property Insurance. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and equipment, and any Non-Standard Improvements to the Premises. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the Tenant’s Property, regardless of the cause of the loss or damage.

c. Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates of insurance binding upon the insurer (including copies of all required endorsements under subsection 14.d. below) or other evidence of insurance satisfactory to Landlord. All such

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policies shall be non-assessable and shall contain language to the extent obtainable that: (i) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (ii) that the policies are primary and non-contributing with any insurance that Landlord may carry, and (iii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days’ prior notice to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and the cost of such coverage shall be Additional Rent payable by Tenant upon demand.

d. Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VII in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) as to the commercial general liability policy, name Landlord, any mortgagee, and any ground lessor or master lessor as additional insureds under endorsements form CG 2010 1083 or such other endorsement form approved by landlord in advance and in writing [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to Landlord; (iv) be primary policies; (v) provide that any loss shall be payable notwithstanding any gross negligence of Tenant which might result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have no deductible exceeding TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), unless approved in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

e. Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building.

f. Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights of recovery, claims, actions, or causes of action against the other for any cost of damage to the Premises, the Building, or any improvements therein, or any property of such party therein or thereon, by reason of fire, the elements, or any other cause which would typically be insured against under the terms of a special form property insurance policy in Section 14 hereof, regardless of the amount of proceeds payable under the insurance policies or the cause or origin including negligence or the other party hereto. As respects all policies of insurance carried or maintained pursuant to this Lease. Tenant and Landlord each waive the insurance carriers’ rights of subrogation.

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15. INDEMNITY. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, Tenant shall indemnify and hold harmless Landlord, Landlord’s mortgagees, any ground lessor or master lessor and their respective partners, directors, officers, agents, and employees, from and against any and all third-party claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iii) any act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant. Landlord shall indemnify and hold harmless Tenant and its partners, directors, officers, agents, and employees from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or related to any activity, work, or other thing done, permitted or suffered by Landlord in or about the Exterior Common Areas.

16. QUIET ENJOYMENT. Subject to the terms of this Lease, Tenant shall have possession of the Premises under the terms of this Lease without hindrance from Landlord or anyone claiming by, through, or under Landlord, provided Tenant promptly and fully complies in all material respects with all of its obligations under this Lease. No action of Landlord working in the Building, or in repairing or restoring the Premises, shall be deemed a breach of this covenant, nor shall such action give to Tenant any right to modify this Lease either as to term, rent payables or other obligations to be performed.

17. SUBORDINATION; ATTORNMENT; NON-DISTURBANCE; AND ESTOPPEL CERTIFICATE.

a. Subordination and Attornment. Tenant agrees to execute within ten (10) days after request to do so from Landlord or its mortgagee an agreement:

i.	Making this Lease superior or subordinate to the interests of the mortgagee;

ii.	Agreeing to attorn to the mortgagee;

iii.	Giving the mortgagee notice of, and a reasonable opportunity (which shall in no event be less than thirty (30) days after notice thereof is delivered to mortgagee) to cure any Landlord default and agreeing to accept such cure if effected by the mortgagee;

iv.	Permitting the mortgagee (or other purchaser at any foreclosure sale), and its successors and assigns, on acquiring Landlord’s interest in the Premises and the Lease, to become substitute Landlord hereunder, with liability only for such Landlord obligations as accrue after Landlord’s interest is so acquired;

v.	Agreeing to attorn to any successor Landlord; and

vi.	Containing such other agreements and covenants on Tenant’s part as Landlord’s mortgagee may reasonably request.

b. Non-Disturbance. Tenant’s obligation to subordinate its interests to any mortgagee under Section 16.a.i., above is conditioned upon the mortgagee’s agreement not to disturb Tenant’s possession and quiet enjoyment of the Premises under this Lease so long as Tenant is in compliance with the terms of the Lease.

c. Estoppel Certificates. Tenant agrees to execute within five (5) business days after request, and as often as requested, estoppel certificates confirming any factual matter requested by Landlord which is true and is within Tenant’s knowledge regarding this Lease, and the Premises, including but not limited to: (i) the date of occupancy, (ii) Expiration Date, (iii) the amount of Rent due and date to which Rent is paid, (iii) whether Tenant has any defense or offsets to the enforcement of this Lease or the Rent payable, (iv) any default or breach by Landlord, (v) whether this Lease, together with any modifications or amendments, is in full force and effect, and (vi) such other factual matters as Landlord may request. Tenant shall attach to such estoppel certificate copies of any modifications or amendments to the Lease. Tenant acknowledges that its failure to timely deliver the estoppel certificates required under this Section will cause harm to Landlord, and therefore should Tenant fail to deliver such certificate within ten

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(10) business days after Landlord’s request, in addition to Landlord’s other remedies for Tenant’s default under this Lease, Tenant shall pay to Landlord as liquidated damages and not as a penalty, the sum of $250.00 per day for each day from and after the fifth business day after Landlord’s request until the day that Tenant delivers the certificate. Notwithstanding, Tenant shall not be required to deliver more than four (4) estoppel certificates within any twelve month period.

18. ASSIGNMENT – SUBLEASE.

a. Landlord Consent. Except as expressly permitted by this Section 18, Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises and may not grant any license, concession or other right of use or occupancy to any party other than Tenant (together, a “Transfer”) without first obtaining the written consent of Landlord. Landlord agrees not to unreasonably withhold, delay or condition its approval of any proposed Transfer to any proposed tenant. In making Landlord’s determination to approve or disapprove a proposed Transfer hereunder, Landlord and Tenant agree that Landlord may withhold its consent to any proposed Transfer, and such withholding of consent by Landlord will not be deemed to be unreasonable (1) if the proposed use of the Premises by such assignee or subtenant is not consistent with and comparable to the use of comparable premises in Comparable Buildings or is not permitted by or would contravene any provision of this Lease, including without limitation, Sections 1.e and 4.a, or (2) if the proposed assignee or subtenant shall be a government subdivision or agency, or a person or entity who enjoys a diplomatic or sovereignty immunity, or (3) the proposed assignee or subtenant is an existing tenant of the Building or a party with whom Landlord is currently negotiating, or (4) if the proposed sublease shall purport to be for a term, including renewal options, which will continue after the expiration of the Lease Term, or (5) if the proposed Transfer contains terms or provisions which are in conflict with the rights and benefits granted or reserved to Landlord under this Lease, or (6) if, in the case of a proposed assignment, the financial condition of the proposed assignee is not such as would provide Landlord with reasonable assurance that such proposed assignee shall be able to perform its obligations under this Lease as such obligations become due; provided, however, that if the proposed assignee has a minimum tangible net worth as determined by generally accepted accounting principles of at least $100,000,000.00, such proposed assignee’s financial condition shall be deemed acceptable to Landlord, or (7) if Tenant is in default under this Lease. It is understood and agreed that the reasons outlined above in the preceding sentence shall not be an exclusive list of reasonable bases upon which Landlord may withhold its consent. One consent shall not be the basis for any further consent.

b. Definition of Assignment. For the purpose of this Section 18, the word “assignment” shall be defined and deemed to include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to an affiliate or subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a limited liability company, the change of members whose interest in the company is fifty percent (50%) or more. The phrase “controlling percentage” means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that, if the Tenant is a publicly traded company, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company.

c. Permitted Assignments/Subleases. Notwithstanding the foregoing, and provided Tenant is not entering into the Transfer for the purpose of avoiding or otherwise circumventing the terms of this Section 18, and further provided that Tenant is not then in default beyond any applicable cure period under the terms of this Lease, and no conditions exist which, with the passage of time or giving of notice, or both, would constitute such a default by Tenant, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to: (i) any corporation, limited liability company, or partnership or other entity that controls, is controlled by, or is under common control with, Tenant (a “Tenant affiliate”); or (ii) any corporation, partnership, limited liability company or other entity resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant’s assets as a going

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concern of the business that is being conducted on the Premises; provided however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant as of the date of such assignment or sublease, such assignee or sublessee has a total net worth (calculated in accordance with generally accepted accounting principles, consistently applied) equal to or greater than Tenant’s net worth on the date hereof, and continues the same Permitted Use as provided under Section 4. Any subsequent change in control of a Tenant Affiliate resulting in that entity ceasing to control, be controlled by, or be under common control with Tenant shall be deemed a Transfer requiring Landlord’s consent.

d. Notice to Landlord. Landlord must be given prior written notice of every Transfer.

e. Prohibited Assignments/Subleases. In no event shall this Lease be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Acceptance of Rent by Landlord after any non-permitted assignment, sublease or other Transfer shall not constitute approval thereof by Landlord.

f. Tenant Not Released. No Transfer shall release Tenant of any of its obligations under this Lease.

g. Landlord’s Right to Collect Sublease Rents upon Tenant Default. If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord, then Landlord is authorized, at its option, to collect all sublease rents directly from the Sublessee. Tenant hereby assigns the right to collect the sublease rents to Landlord in the event of Tenant default. The collection of sublease rents by Landlord shall not relieve Tenant of its obligations under this Lease, nor shall it create a contractual relationship between Sublessee and Landlord or give Sublessee any greater estate or right to the Premises than contained in its Sublease.

h. Excess Rents. If Landlord consents to any assignment or sublet pursuant to this Section 18, then Tenant shall pay Landlord as Additional Rent, fifty percent (50%) of any Bonus Rent received by Tenant. For purposes of this Lease, “Bonus Rent” shall mean sums (i) which Tenant receives pursuant to the terms of the assignment or sublet, whether or not denominated rentals under the transfer, and which sums are in excess of total sums which Tenant is obligated to pay Landlord under this Lease (to be pro-rated if only a portion of the Leased Premises is subject to such transfer); less (ii) (a) reasonable leasing commissions paid by Tenant; (b) other reasonable out-of-pocket costs paid by Tenant, including reasonable attorneys’ fees, advertising costs, and expenses of improvements or other expenses of readying the Leased Premises for occupancy by the transferee; (c) any consideration paid to the transferee or any third party to induce the transferee to consummate the transfer; and (d) out-of-pocket costs paid by Tenant for tenant improvement work allowances or rent concessions, all of which costs, for the purposes of determining the amounts payable to Landlord shall be amortized on a straight line basis over the term of the Lease in the case of an assignment or sublease. Tenant shall provided Landlord with written invoices and receipts reasonably satisfactory to Landlord evidencing costs and expenses paid by Tenant described in clause (ii) of the immediately preceding sentence.

i. Landlord’s Fees. Tenant shall pay Landlord an administration fee of $1,000.00 per Transfer for which consent is required. If Landlord assists Tenant in finding an assignee or subtenant, Landlord shall be paid a reasonable fee for such assistance.

j. Notice to Landlord. Landlord must be given prior written notice of every Transfer, and failure to do so shall be a default hereunder.

k. Intentionally Omitted.

l. Unauthorized Assignment or Sublease. Any unauthorized Transfer shall constitute a default under the terms of this Lease. In addition to its other remedies for Default, Landlord may elect to increase Base Rent to 150% of the Base Rent reserved under the terms of this Lease.

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19. DAMAGES TO PREMISES.

a. Landlord’s Restoration Obligations. If the Building or Premises are damaged by fire or other casualty (“Casualty”), then Landlord shall repair and restore the Premises to substantially the same condition of the Premises immediately prior to such Casualty, subject to the following terms and conditions:

i.	The casualty must be insured under Landlord’s insurance policies, and Landlord’s obligation is limited to the extent of the insurance proceeds received by Landlord. Landlord’s duty to repair and restore the Premises shall not begin until receipt of the insurance proceeds.

ii.	Landlord’s lender(s) must permit the insurance proceeds to be used for such repair and restoration.

iii.	Landlord shall have no obligation to repair and restore Tenant’s trade fixtures, decorations, signs, contents, or any Non-Standard Improvements to the Premises.

b. Termination of Lease by Landlord. Landlord shall have the option of terminating the Lease if: (i) the Premises is rendered wholly untenantable; (ii) the Premises is damaged in whole or in part as a result of a risk which is not covered by Landlord’s insurance policies; (iii) Landlord’s lender does not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; (iv) the Premises is damaged in whole or in part during the last two years of the Term; (v) the Building containing the Premises is damaged (whether or not the Premises is damaged) to an extent of fifty percent (50%) or more of the fair market value thereof; or (vi) Landlord reasonably determines that the Premises or the Building cannot be substantially restored within one hundred eighty (180) days after the Casualty (the “Restoration Period”). If Landlord elects to terminate this Lease, then it shall give notice of the cancellation to Tenant within sixty (60) days after the date of the Casualty. Tenant shall vacate and surrender the Premises to Landlord within fifteen (15) days after receipt of the notice of termination.

c. Termination of Lease by Tenant. Tenant shall have the option of terminating the Lease if: (i) Landlord has failed to substantially restore the damaged Building or Premises (Landlord’s restoration obligation being limited to the Initial Tenant Improvements and any approved permanently affixed alterations, excluding Non-Standard Improvements) prior to the expiration of the Restoration Period; (ii) the Restoration Period has not been delayed by force majeure; and (iii) Tenant gives Landlord notice of the termination within fifteen 15 days after the end of the Restoration Period (as extended by any force majeure delays). If Landlord is delayed by force majeure, then Landlord must provide Tenant with notice of the delays within fifteen (15) days of the force majeure event stating the reason for the delays and a good faith estimate of the length of the delays.

d. Tenant’s Restoration Obligations. Unless terminated, the Lease shall remain in full force and effect, and Tenant shall promptly repair, restore, or replace Tenant’s trade fixtures, decorations, signs, contents, and any Non-Standard Improvements to the Premises. All repair, restoration or replacement shall be at least to the same condition as existed prior to the Casualty. The proceeds of all insurance carried by Tenant on its property shall be held in trust by Tenant for the purposes of such repair, restoration, or replacement.

e. Rent Abatement. If Premises is rendered wholly untenantable by the Casualty, then the Rent payable by Tenant shall be fully abated. If the Premises is only partially damaged, then Tenant shall continue the operation of Tenant’s business in any part not damaged to the extent reasonably practicable from the standpoint of prudent business management, and Rent and other charges shall be abated proportionately to the portion of the Premises rendered untenantable. The abatement shall be from the date of the Casualty until the Premises have been substantially repaired and restored, or until Tenant’s business operations are restored in the entire Premises, whichever shall first occur. However, if the Casualty is caused by the negligence or other wrongful conduct of Tenant or of Tenant’s subtenants, licensees, contractors, or invitees, or their respective agents or employees, there shall be no abatement of Rent.

f. Waiver of Claims. The abatement of the Rent and termination right set forth above is Tenant’s exclusive remedy against Landlord in the event of a Casualty. Tenant hereby waives all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Premises and/or for any inconvenience or annoyance occasioned by any Casualty and any resulting damage, destruction, repair, or restoration.

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20. EMINENT DOMAIN.

a. Effect on Lease. If all of the Premises are taken under the power of eminent domain (or by conveyance in lieu thereof), then this Lease shall terminate as of the date possession is taken by the condemnor, and Rent shall be adjusted between Landlord and Tenant as of such date. If only a portion of the Premises is taken and Tenant can continue use of the remainder to the extent reasonably practicable from the standpoint of prudent business management, then this Lease will not terminate, but Rent shall abate in a just and proportionate amount to the loss of use occasioned by the taking.

b. Right to Condemnation Award. Landlord shall be entitled to receive and retain the entire condemnation award for the taking of the Building and Premises. Tenant shall have no right or claim against Landlord for any part of any award received by Landlord for the taking. Tenant shall have no right to make a claim for any alleged value of the unexpired portion of this Lease, or its leasehold estate, or for costs of removal, relocation, business interruption expense or any other damages arising out of such taking. Tenant may assert a claim against the condemning party (but not against Landlord ) for any moving expenses, loss of profits, or taking of Tenant’s personal property (other than its leasehold estate) to which Tenant may be entitled; provided that any such award shall not reduce the amount of the award otherwise payable to Landlord for the taking of the Building and Premises.

21. ENVIRONMENTAL COMPLIANCE.

a. Environmental Laws. The term “ Environmental Laws” shall mean all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or materials including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended.

b. Tenant’s Responsibility. Tenant covenants and agrees that it will keep and maintain the Premises at all times in compliance with Environmental Laws. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances, or materials on the Property. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought onto the Property any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after notice is given to Landlord of the identity of such substances or materials. No such notice shall be required, however, for commercially reasonable amounts of ordinary office supplies and janitorial supplies. Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request, concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises.

c. Tenant’s Liability. Tenant shall hold Landlord, Landlord’s mortgagees, any ground lessor or master lessor, and their respective partners, directors, officers, agents, and employees free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant’s failure to comply with this Section 21 including, but not limited to: (i) the cost of full remediation of any contamination to bring the Property into the same condition as prior to the Commencement Date and into full compliance with all Environmental Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises and any other contaminated areas have been remediated and brought into compliance with all Environmental Laws; and (iii) the reasonable fees and expenses of Landlord’s attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section 21.

d. Limitation on Tenant’s Liability. Tenant’s obligations under this Section 21 shall not apply to any condition or matter constituting a violation of any Environmental Laws: (i) which existed prior to the commencement of

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Tenant’s use or occupancy of the Premises; (ii) which was not caused, in whole or in part, by Tenant or Tenant’s agents, employees, officers, partners, contractors or invitees; or (iii) to the extent such violation is caused by, or results from the acts or neglects of Landlord or Landlord’s agents, employees, officers, partners, contractors, other tenants, guests, or invitees.

e. Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the “Auditors”) may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations (“Audits”) of the Premises to confirm and monitor Tenant’s compliance with this Section 21. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant’s Permitted Use; however in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this Section 21. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 21, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant.

f. Landlord’s Liability. Landlord represents and warrants that, to the best of Landlord’s knowledge, there are no hazardous materials on the Premises as of the Commencement Date in violation of any Environmental Laws. Landlord shall indemnify and hold Tenant harmless from any liability resulting from Landlord’s violation of this representation and warranty.

g. Property. For the purposes of this Section 21, the term “Property” shall include the Premises, Building, all Common Areas, the Land; all personal property (including that owned by Tenant); and the soil, ground water, and surface water of the real estate upon which the Building is located.

h. Tenant’s Liability After Termination of Lease. The covenants contained in this Section 21 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section 21.

22. DEFAULT.

a. Tenant’s Default. Tenant shall be in default under this Lease if Tenant:

i.	Fails to pay when due any Base Rent, Additional rent, or any other sum of money which Tenant is obligated to pay, as provided in this Lease;

ii.	Breaches any other agreement, covenant or obligation in this Lease and such breach is not remedied within thirty (30) days after Landlord gives Tenant notice specifying the breach, or if such breach cannot, with due diligence, be cured within thirty (30) days, Tenant does not commence curing within thirty (30) days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice; provided, however, that if such breach creates a hazardous condition, Tenant shall use good faith and diligent efforts to cure such breach as promptly as possible.

iii.	Files any petition or action for relief under any creditor’s law (including bankruptcy, reorganization, or similar action), either in state or federal court, or has such a petition or action filed against it which is not stayed or vacated within sixty (60) days after filing; or

iv.	Makes any transfer in fraud of creditors as defined in Section 548 of the United States Bankruptcy Code (11 U.S.C. 548, as amended or replaced), has a receiver appointed for its assets (and the appointment is not stayed or vacated within thirty (30) days), or makes an assignment for benefit of creditors.

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b. Landlord’s Remedies. In the event of a Tenant default, Landlord at its option may do one or more of the following:

i.	Terminate this Lease and recover all damages caused by Tenant’s breach, including consequential damages for lost future rent;

ii.	Repossess the Premises, with or without terminating, and relet the Premises at such amount as Landlord deems reasonable;

iii.	Recover from Tenant as final and liquidated damages a sum equal to the difference between (a) the Base Rent and Additional Rent for the remainder for the unexpired, existing term, and (b) the amount which Tenant proves would be collected by reletting the premises to a single tenant reasonably acceptable to Landlord, after deducting reasonable costs which Landlord would incur in connection with such reletting, including without limitation, brokerage commissions, tenant allowances, legal fees, and down-time, with such difference discounted to present value using a rate equal to the discount rate of the Federal Reserve Bank of Atlanta in effect on the date of termination, plus four percent (4%).

iv.	Seize and hold any personal property of Tenant located in the Premises and assert against the same a lien for monies due Landlord;

v.	Pursue any other remedy available in law or equity.

c. Landlord’s Expenses; Attorneys Fees. All reasonable expenses of Landlord in repairing, restoring, or altering the Premises for reletting as general office space, together with leasing fees and all other expenses in seeking and obtaining a new Tenant, shall be charged to and be a liability of Tenant. Landlord’s reasonable attorneys’ fees in pursuing any of the foregoing remedies, or in collecting any Rent or Additional Rent due by Tenant hereunder, shall be paid by Tenant.

d. Remedies Cumulative. All rights and remedies of Landlord are cumulative, and the exercise of any one shall not be an election excluding Landlord at any other time from exercise of a different or inconsistent remedy. No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by notice delivered to Tenant. The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, or any subsequent breach of the same or any other term, covenant or condition herein contained shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other covenant or condition herein contained.

e. No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Rent, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease.

f. No Reinstatement. No payment of money by Tenant to Landlord after the expiration or termination of this Lease shall reinstate or extend the Term, or make ineffective any notice of termination given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.

g. Summary Ejectment. Tenant agrees that in addition to all other rights and remedies Landlord may obtain an order for summary ejectment from any court of competent jurisdiction without prejudice to Landlord’s rights to otherwise collect rents or breach of contract damages from Tenant.

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23. MULTIPLE DEFAULTS.

a. Loss of Option Rights. Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, to purchase the Premises or the Building, or other similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant default under this Lease on two (2) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be of no further force and effect.

b. Increased Security Deposit. Should Tenant default in the payment of Base Rent, Additional Rent, or any other sums payable by Tenant under this Lease on two (2) or more occasions during any twelve (12) month period, regardless of whether Landlord permits such default to be cured, then, in addition to all other remedies otherwise available to Landlord, Tenant shall, within ten (10) days after demand by Landlord, post a Security Deposit in, or increase the existing Security Deposit to, a sum equal to three (3) months’ installments of Base Rent. The Security Deposit shall be governed by the terms of this Lease.

c. Effect on Notice Rights and Cure Periods. Should Tenant default under this Lease on two (2) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease with respect to a default by Tenant shall not apply.

24. LANDLORD DEFAULT.

a. Landlord’s Default. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations or breaches any agreement, covenant or obligation in this Lease and such breach is not remedied within thirty (30) days after Tenant gives Landlord notice specifying the breach, or if such breach cannot, with due diligence, be cured within thirty (30) days, Landlord does not commence curing within thirty (30) days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice; provided, however, that if such breach creates a hazardous condition, Landlord shall use good faith and diligent efforts to cure such breach as promptly as possible.

b. Tenant’s Remedies. In the event of a Landlord default, Tenant may commence an independent action against Landlord for any remedy available to Tenant at law or in equity, all such remedies to be cumulative and non-exclusive. In addition, should Tenant obtain a monetary judgment against Landlord for breach of this Lease, Tenant may offset such judgment against up to ten percent (10%) of each monthly installment of Base Rent next due under this Lease until Tenant has fully recovered the amount of such judgment.

25. BANKRUPTCY.

a. Trustee’s Rights. Landlord and Tenant understand that, notwithstanding contrary terms in this Lease, a trustee or debtor in possession under the United States Bankruptcy Code, as amended, (the “Code”) may have certain rights to assume or assign this Lease. This Lease shall not be construed to give the trustee or debtor in possession any rights greater than the minimum rights granted under the Code.

b. Adequate Assurance. Landlord and Tenant acknowledge that, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that the term “adequate assurance” shall include at least the following:

i.

In order to assure Landlord that any proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth and annual income (both as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth and annual income of Tenant for the financial year immediately preceding the Effective Date (as hereinafter defined), both increased by

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seven percent (7%), compounded annually through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

ii.	Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Use provisions under Section 4 above, and such proposed assignee shall continue to engage in the Permitted Use under Section 4. It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

c. Assumption of Lease Obligations. Any proposed assignee of this Lease must assume and agree to be personally bound by the provisions of this Lease.

26. NOTICES.

a. Addresses. All notices, demands and requests by Landlord or Tenant shall be sent to the Notice Addresses set forth in Section 1m, or to such other address as a party may specify by duly given notice.

b. Form; Delivery; Receipt. ALL NOTICES, DEMANDS AND REQUESTS WHICH MAY BE GIVEN OR WHICH ARE REQUIRED TO BE GIVEN BY EITHER PARTY TO THE OTHER MUST BE IN WRITING UNLESS OTHERWISE SPECIFIED. Notices, demands or requests shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party’s address as set forth above. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above.

c. Address Changes. The parties shall notify the other of any change in address, which notification must be at least fifteen (15) days in advance of it being effective.

d. Notice by Legal Counsel. Notices may be given on behalf of any party by such party’s legal counsel.

27. HOLDING OVER. If Tenant holds over after the Expiration Date or other termination of this Lease, such holding over shall not be a renewal of this Lease but shall create a tenancy-at-will. Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such tenancy-at-will Tenant shall pay to Landlord (i) Base Rent at the rate equal to one hundred fifty percent (150%) of that provided for as of the expiration or termination date, and (ii) any and all Operating Expenses and other forms of Additional Rent payable under this Lease. The increased Rent during such holding over is intended to compensate Landlord partially for losses, damages and expenses, including frustrating and delaying Landlord’s ability to secure a replacement tenant. If Landlord loses a prospective tenant because Tenant fails to vacate the Premises on the Expiration Date, or on any termination of the Lease after notice to do so, then Tenant will be liable for all damages, including consequential damages, which Landlord may suffer as a result of such holdover.

28. BROKER’S COMMISSIONS.

a. Broker. Each party represents and warrants to the other that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner, except the Broker identified in Section 1m.

b. Landlord’s Obligation. Landlord shall pay any commissions or fees that are payable to the Broker with respect to this Lease pursuant to Landlord’s separate agreement with the Broker.

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c. Indemnity. Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims that may be asserted against the other party by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by indemnifying party in the future), claiming to have dealt with the indemnifying party in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this Section shall survive the termination of this Lease.

29. MISCELLANEOUS.

a. No Agency. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord’s title to the Building is paramount, and that it can do nothing to affect or impair Landlord’s title.

b. Force Majeure. The term “force majeure” means: fire, flood, extreme weather, labor disputes, strike, lock-out, riot, government interference (including regulation, appropriation or rationing), unusual delay in governmental permitting, unusual delay in deliveries or unavailability of materials, unavoidable casualties, Act of God, or other causes beyond the Landlord’s reasonable control. No obligation to pay money will be tolled by an event of force majeure.

c. Building Standard Improvements. The term “Building Standard Improvements” shall mean the standards for normal construction of general office space within the Building as specified by Landlord, including design and construction standards, electrical load factors, materials, fixtures and finishes.

d. Limitation on Damages. Notwithstanding any other provisions in this Lease, Landlord shall not be liable to Tenant for any special, consequential, incidental or punitive damages.

e. Satisfaction of Judgments Against Landlord. If Landlord, or its employees, officers, directors, stockholders or partners are ordered to pay Tenant a money judgment because of Landlord’s default under this Lease, or any act or omission of Landlord or its employees, agents, contractors, officers, directors, stockholders or partners occurring on or about or relating to the Land, Building or Premises, said money judgment may only be enforced against and satisfied out of: (i) Landlord’s interest in the Building in which the Premises are located including the rental income and proceeds from sale; and (ii) any insurance or condemnation proceeds received because of damage or condemnation to, or of, said Building that are available for use by Landlord. No other assets of Landlord or said other parties exculpated by the preceding sentence shall be liable for, or subject to, any such money judgment.

f. Interest. Should Tenant fail to pay any amount due to Landlord within 30 days of the date such amount is due (whether Base Rent, Additional Rent, or any other payment obligation), then the amount due shall begin accruing interest at the rate of eighteen percent (18%) per annum, compounded monthly, or the highest permissible rate under applicable usury law, whichever is less, until paid.

g. Legal Costs. Should Landlord or Tenant prevail in any legal proceedings against the other for breach of any provision in this Lease, then the non-prevailing party shall be liable for the costs and expenses of the prevailing party, including its reasonable attorneys’ fees (at all tribunal levels).

h. Sale of Premises or Building. Landlord may sell the Premises or the Building without affecting the obligations of Tenant hereunder; upon the sale of the Premises or the Building, Landlord shall be relieved of all responsibility for the Premises and shall be released from any liability thereafter accruing under this Lease.

i. Time of the Essence. Time is of the essence in the performance of all obligations under the terms of this Lease.

j. Transfer of Security Deposit. If any Security Deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the Security Deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be released from any liability for return of the Security Deposit or prepaid Rent.

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k. Tender of Premises. The delivery of a key or other such tender of possession of the Premises to Landlord or to an employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises unless requested in writing by Landlord.

l. Tenant’s Financial Statements. Upon request of Landlord, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual, quarterly and monthly financial statements, audited if available. The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building.

m. Recordation. This Lease may not be recorded without Landlord’s prior written consent, but Tenant and Landlord agree, upon the request of the other party, to execute a memorandum hereof for recording purposes.

n. Partial Invalidity. The invalidity of any portion of this Lease shall not invalidate the remaining portions of the Lease.

o. Binding Effect. This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns.

p. Entire Agreement. This Lease supersedes and cancels all prior negotiations between the parties, and no changes shall be effective unless in writing signed by both parties. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties except those expressed in this Lease, and that this Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof.

q. Good Standing. If requested by Landlord, Tenant shall furnish appropriate legal documentation evidencing the valid existence in good standing of Tenant, and the authority of any person signing this Lease to act for Tenant. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in the State in which the Premises are located, that the corporation has a full right and authority to enter into this Lease and that each of the persons signing on behalf of the corporation is authorized to do so.

r. Terminology. The singular shall include the plural, and the masculine, feminine or neuter includes the other.

s. Headings. Headings of sections are for convenience only and shall not be considered in construing the meaning of the contents of such section.

t. Choice of Law. This Lease shall be interpreted and enforced in accordance with the laws of the State in which the Premises are located.

u. Effective Date. The submission of this Lease to Tenant for review does not constitute a reservation of or option for the Premises, and this Lease shall become effective as a contract only upon the execution and delivery by both Landlord and Tenant. The date of execution shall be entered on the top of the first page of this Lease by Landlord, and shall be the date on which the last party signed the Lease, or as otherwise may be specifically agreed by both parties. Such date, once inserted, shall be established as the final day of ratification by all parties to this Lease, and shall be the date for use throughout this Lease as the “Effective Date”.

v. Radon. As required by law, Landlord makes the following disclosures to Tenant:

RADON GAS: Radon is a naturally occurring radioactive gas, that when it has accumulated in a building in sufficient quantities, may present health risk to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from your county public health unit.

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w. Patriot Act Representation. Landlord and Tenant each represent and warrant to the other that it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specialty Designated National and Blocked Person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation. Each party shall indemnify the other against any claim or loss resulting from an asserted inaccuracy in its representation set forth in the preceding sentence.

x. Fiber Optic Cabling. Landlord, at no cost to Tenant other than customary charges permitted by the provider’s tariff agreement with the State of Florida, shall provide conduit across the Land (entering the Land at different locations) to the Building for redundant fiber optic cabling available and terminating to the Building, supplied by MCI and Verizon. To the extent in Landlord’s possession or control, Landlord shall provide to Tenant within 45 days of the date hereof drawings of the existing LAN and telephone cables currently serving and located in the Building.

y. Back-Up Power. Tenant may install up to two emergency generators and a UPS system serving the Building and any future building(s) leased by Tenant, subject to compliance with all Laws and Landlord’s reasonable approval of the specifications, design and location of such facilities.

z. Landlord’s Personal Property. As of the Effective Date, the Premises contain furniture, electronic equipment, and other personal property of Landlord more specifically described on Exhibit F attached hereto (“Landlord’s Personalty”). Tenant shall maintain Landlord’s Personalty in the condition existing as of the Effective Date and surrender it to Landlord at the expiration or earlier termination of this Lease it that same condition.

30. SPECIAL CONDITIONS. The following special conditions, if any, shall apply, and where in conflict with earlier provisions in this Lease shall control: None

31. ADDENDA AND EXHIBITS. If any addenda are noted below, such addenda are incorporated herein and made a part of this Lease.

a.	Lease Addendum Number One – “Work Letter”
b.	Lease Addendum Number Two – “Additional Rent - Operating Expense Pass Throughs”
c.	Lease Addendum Number Three – “Option to Renew Lease Term”
d.	Lease Addendum Number Four – “Offer Right”
e.	Lease Addendum Number Five – “Tenant Parking Agreement”
f.	Exhibit A – Land
g.	Exhibit B – Premises
h.	Exhibit C – Commencement Agreement
i.	Exhibit D – Letter of Credit
j.	Exhibit E – Rules and Regulations
k.	Exhibit F – Landlord’s Personalty

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IN WITNESS WHEREOF, Landlord and Tenant have executed this lease in three originals, all as of the day and year first above written.

WITNESSES:	LANDLORD:
581 HIGHWOODS, L.P.,
a Delaware limited partnership

	By:	Highwoods/Florida Holdings, L.P., a Delaware limited partnership its sole general partner

/s/ ALICE GRIMM	By:	Highwoods/FloridaGP Corp., a Delaware corporation, its sole general partner
Alice Grimm Print Name	By:	/s/ STEPHEN A. MEYERS
Stephen A. Meyers

	Title	Vice President – Tampa

/s/ LINDA PEERY	Date:	February 28, 2005
Linda Peery
Print Name

WITNESSES:	TENANT: SYNIVERSE TECHNOLOGIES, INC.

/s/ ROBERT F. GARCIA	/s/ F. TERRY KREMIAN
Robert F. Garcia		Signature Line
Print Name	By:	F. Terry Kremian, COO
Print Name
/s/ GILBERT L. MOSHER	Date:	February 4, 2005
Gilbert L. Mosher	/s/ RAYMOND L. LAWLESS
Print Name		Signature

	By:	Raymond L. Lawless, CFO
	Date:	February 25, 2005

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